Exhibit 10.1

DIRECTOR SERVICES AGREEMENT

DIRECTOR SERVICES AGREEMENT, dated as of March 13, 2014 and effective as of April 1, 2014, by and between National Fuel Gas Company, a New Jersey corporation (the “Company”), and David F. Smith (“Executive”).

WHEREAS, Executive is currently serving as the Executive Chairman of the Board of Directors of the Company;

WHEREAS, Executive intends to retire from employment with the Company as of April 1, 2014;

WHEREAS, the Company believes that it is in its best interest to retain access to the services of Executive in the capacity of non-executive Chairman of the Board of Directors following his retirement; and

WHEREAS, Executive is willing to continue to provide services to the Company in such capacity on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

1. Retirement; Continuing Board Membership. Effective as of April 1, 2014, Executive shall retire from employment with the Company (the “Retirement Date”). Thereafter, Executive shall remain as the non-executive non-employee Chairman of the Board of Directors of the Company (“Chairman”) for one year or such longer period as the Executive, the Chief Executive Officer and the Board of Directors may mutually agree (“Chairman Services Period”).

2. Services as Non-Executive Chairman. During the Chairman Services Period, Executive shall perform the duties and responsibilities of Chairman of the Board of Directors as established under the Company’s By-Laws and Corporate Governance Guidelines; and consult with the Chief Executive Officer of the Company on matters pertaining to the administration and operation of the Company that Executive or the Chief Executive Officer shall deem appropriate. Executive shall report exclusively to the Board of Directors. In no event shall Executive provide, or be required to provide, services during the Chairman Services Period for more than the equivalent of fifty full time days in any calendar year (pro-rated for the partial calendar years during such period at the beginning and the end of the Chairman Services Period). Executive shall not be considered to be an officer or employee of the Company or any of its subsidiaries or affiliates.

3. Fees for Services as Non-Executive Chairman.

(a) Cash Fees. During the Chairman Services Period, Executive shall receive an annual fee equal to Five Hundred Thousand Dollars ($500,000.00) Such fees shall be paid to Executive in four quarterly installments, in advance, in respect of the services to be performed as Chairman during the then current calendar quarter (with pro-ration for any partial period of service at the beginning and the end of the Chairman Services Period).

(b) Non-Employee Director Insurance Coverage. Executive is also eligible for Company-paid insurance coverage provided to other non-employee directors.

(c) No Other Director or Employee Compensation. Except as otherwise expressly provided in this Section 3, Executive shall not be eligible for any other compensation for his services during the Chairman Services Period, including any compensation otherwise made available to non-employee directors of the Company, any annual bonus or other incentive compensation opportunity, the award of any stock options or other equity grants, or to accrue any additional benefits under any employee benefit plans of the Company. Nothing in the immediately preceding sentence shall be construed to deny Executive any benefits or compensation to which he is entitled by reason of his services to the Company as an employee through the Retirement Date, including, without limitation, any life insurance or life insurance premium amounts that may be payable under separately negotiated agreements.

4. Business Expenses. The Company shall also reimburse Executive for such reasonable travel, lodging, meals and other appropriate expenses incurred by Executive in the course or on account of rendering services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by officers of the Company.

5. Office Space. To facilitate the performance of your services as Chairman, the Company shall provide you with suitable office space on its premises and appropriate secretarial services on an as needed basis during the Chairman Services Period.

6. Confidential Information. Without the prior written consent of the Chief Executive Officer or the Board of Directors, and except to the extent required by an order of a court having competent jurisdiction, under subpoena from an appropriate government agency or in the ordinary course of the performance of his duties as Chairman, Executive shall not disclose to any third person any trade secrets, customer lists, drawings, designs, product development, marketing plans, sales plans, management organization, operating policies and manuals, business plans, financial records, any information related to any of the foregoing or other financial, commercial, business or technical information related to the Company, or any of its subsidiaries unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by Executive’s breach of this Agreement. Executive shall also be subject to all confidentiality requirements imposed by the Corporate Governance Guidelines or otherwise upon directors.

7. Termination of this Agreement. Notwithstanding anything else contained herein to the contrary, the Chairman Services Period shall expire and this Agreement shall terminate, except as to any obligations of the parties with respect to the period prior to such termination, after one year or other mutually agreed-upon period, or upon the removal of Executive as a member of the Board of Directors or upon the Executive’s death.

8. Noncompetition. Executive agrees that, during the Chairman Services Period, without the prior written consent of the Company and/or its affiliates, Executive will not be an owner, director, employee, officer or consultant, or otherwise serve in any capacity whatsoever in or for an entity that competes with the Company. Provided, however, nothing in this Section 8 shall be interpreted to prohibit Executive’s present or future investment in the securities of competing companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 5% of the total outstanding shares of such company.

9. Nonsolicitation. Executive agrees that, during the Chairman Services Period, Executive will not hire or seek to hire (whether on his own behalf or on behalf of some other person or entity) any person who is at that time an employee of the Company and/or its affiliates. Except in the ordinary course of the performance of his duties hereunder, Executive will not, directly or indirectly, induce or encourage any employee of the Company and/or its affiliates to leave the employ of the Company and/or any of its subsidiaries or affiliates.

10. Indemnity. The Company shall indemnify Executive for any claim arising out of or in connection with Executive’s service as Chairman pursuant to the terms of this Agreement in the same manner and to the same extent as the Company indemnifies each of its non-employee directors.

11. Taxes. Executive shall at all times during the Chairman Services Period be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to him as compensation for the services provided hereunder (regardless of whether other payments made to Executive in respect of services performed as an officer and employee of the Company prior to the Retirement Date are treated as wages). Accordingly, the Company will not deduct from fees paid to Executive pursuant to Section 3 hereof any federal, state or local income taxes, disability insurance, social security or other payroll taxes, payments for unemployment compensation or any other type of withholding. However, all fees paid to Executive by the Company for services during the Chairman Services Period will be reported to the Internal Revenue Service on a 1099 form, and Executive acknowledges and agrees that he is solely responsible for the payment of all taxes, including self-employment taxes, with respect to such fees. The parties hereto intend that the services to be performed by Executive during the Chairman Services Period are not intended to prevent Executive’s retirement as an officer and employee of the Company from being a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

12. Miscellaneous. This Agreement may only be amended by a written instrument signed by the Company, the Chief Executive Officer and Executive. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to the principles of conflicts of law.

IN WITNESS, WHEREOF, the parties have executed this Agreement as of the day first written above.

NATIONAL FUEL GAS COMPANY

/s/ R. J. Tanski
By:	R. J. Tanski
Title:	President and Chief Executive Officer

Witness:

/s/ S. J. Mugel

DAVID F. SMITH

/s/ D. F. Smith

Witness:

/s/ S. J. Mugel

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